AGREEMENT AND GENERAL RELEASE

     This AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Susan B. Parks (hereinafter “Employee”) and Gateway, Inc., a corporation having its principal office at 14303 Gateway Place, Poway, CA, including its subsidiaries (“Gateway” or “Company”).

WITNESSETH:

     WHEREAS, Employee is currently employed as Senior Vice President, U.S. Markets; and

     WHEREAS, the Company and Employee have mutually agreed to sever the employment relationship; and

     WHEREAS, the Company has advised Employee that Employee’s off payroll date will be 11:59 PM PST on December 31, 2001 (“Separation Date”); and

     WHEREAS, this Agreement is being provided in connection with the requirement of Section 6 of Employee’s Employment Agreement (“Employment Agreement”); and

     WHEREAS, Employee understands that, pursuant to Section 6 of the Employment Agreement, her execution and non-revocation of this Agreement constitutes a condition precedent to the Company’s obligations under Section 6 of the Employment Agreement; and

     WHEREAS, Employee and the Company desire to settle fully all employment relationship matters between them including, but not limited to, any differences that might have arisen out of Employee’s employment with the Company and the termination thereof;

     NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, it is agreed as follows:

     1. Employee understands that her employment with the Company will cease on her Separation Date (which shall be 11:59 PM PST on December 31, 2001) and that, provided she signs and does not revoke this Agreement, Employee will be provided with the following:

     (a) She will be paid the amount specified in, and in accordance with, Section 6(a) of her Employment Agreement (the “Payment”), which sum shall be $1,485,000. The Payment shall be made within ten (10) following her Separation Date. Employee also shall remain entitled to any deferred compensation and 401-K plan amounts in accordance with her elections on file with the Company and the terms and conditions of each applicable plan. Employee will be paid for all accrued and unused PTO days and all accrued salary as of her Separation Date. Between November 20, 2001 and Employee’s Separation Date, Employee will not be required to report to her regular work location unless requested to do so by the Company. In addition, such time shall be considered as work time and not PTO. Employee will not be entitled to, and expressly waives and gives up any right, title, or interest in, any bonus payment for calendar year 2001 under the Management Incentive Plan [or any replacement plan] or any other bonus or incentive plan (including, without limitation, any holiday bonus) applicable to Senior Vice Presidents or other Company employees.

     (b) The parties agree that, subject to approval by the Compensation Committee of the Gateway, Inc. Board of Directors (i) any Gateway stock options or other equity instruments, if any, held by Employee as of her Separation Date will be accelerated and vested as of the Separation Date and (ii) Employee will have until the close of trading on the New York Stock Exchange on the first anniversary date of her Separation Date to exercise any stock options that were vested as of her Separation Date. All Gateway stock options will be handled in accordance with the applicable stock option plans and individual Option Agreements including, without limitation, any applicable black out period.

     If Employee dies after executing this Agreement, but before her Separation Date, this Agreement will remain in full force and effect.

     (c) Employee will be provided with Executive Outplacement through the firm of Drake Beam Morin at such geographic location within the continental United States as Employee may elect.

     (d) Employee will be provided with a letter of reference signed by Ted Waitt, a copy of which is attached as Exhibit “A”, and any reference by the Company will be consistent therewith.

     (e) The Company will pay Employee’s and her dependent’s COBRA costs for a period of twelve (12) months following her Separation Date or up to the date on which Employee secures health care coverage from another employer of her, whichever occurs first. Employee agrees to notify the Company in writing of the date on which she commences health care coverage from any new employer of her.

     (f) Employee will continue to receive financial planning through the date on which she commences employment with another employer, but in no event later than December 31, 2002 . Employee will notify the Company in writing of the date on which she commences employment with another employer. The Company also will pay for Employee’s state and federal income tax return preparation for calendar year 2001.

     (g) Employee will continue to receive relocation benefits through her Separation Date. To the extent applicable, relocation payments will be grossed-up for tax purposes in accordance with the terms and conditions of the Company’s current relocation policy.

     (h) The Company will pay Employee’s attorneys’ fees in connection with the negotiation of this Agreement up to a maximum amount of $3000.

     All payments under Sections 1(a) through (f) of this Agreement will be less legally required payroll deductions.

     2. The parties agree that through Employee’s Separation Date, Employee will, among other things that Senior Management may reasonably request in connection with Company business, (a) use her reasonable best efforts to assist in effectuating a smooth transition of her projects, assignments and responsibilities and (b) provide ongoing strategic and other advice and assistance as Gateway Senior Management may determine, in its sole discretion, to be necessary.

     The parties further agree that at all times following her Separation Date, Employee will cooperate fully with the Company in providing truthful testimony as a witness or a declarant in connection with any present or future court, administrative, governmental agency or arbitration proceeding involving the Company with respect to which the Employee has relevant information arising out of her employment with the Company. Employee also will assist the Company during the discovery phase (or prior thereto) of any judicial, administrative, arbitration, or governmental agency proceeding involving the Company and with respect to which the Employee has relevant information arising out of her employment with the Company including, without limitation, meeting with counsel, assisting and cooperating in the preparation and review of documents, and meeting with other Company representatives. The parties agree that such cooperation and assistance shall, to the extent practicable (giving due regard to the needs of the Company and the requirements of Employee’s then current work obligations), be at times and places that are mutually convenient to both the Employee and the Company. If the parties cannot agree on mutually convenient times and places, the Company will provide the Employee with a choice of three acceptable dates in different weeks and places and Employee will select one of the three. The parties agree that this procedure shall apply anytime the Company and Employee cannot agree on a mutually convenient time and place to meet. The Company agrees that it will pay, upon production of appropriate receipts, the reasonable business expenses (including air transportation, hotel, and similar expenses) incurred by Employee in connection with such assistance. Employee represents that she is not presently aware of any conflict of interest between herself and Gateway in connection with any pending litigation or investigations that may give rise to a question regarding the possible need for independent counsel with respect to the defense of such matters.

     Employee agrees to sign, if requested by the Company, forms of resignation from any offices which she holds in the Company.

     The Company represents that Employee is covered by Gateway’s Directors and Officers liability insurance policy and officer indemnification provisions of the Company’s by-laws and that Employee shall continue to be entitled to indemnification and such coverage after her Separation Date in accordance with the terms and conditions of the policy and provisions of the Company’s by-laws relating to indemnification of officers.

     3. Employee agrees that she will submit all vouchers for reasonable business expenses prior to her Separation Date or as soon thereafter as is practicable. Employee agrees that all expense reimbursement requests will be accompanied by receipts satisfactory to the Company in accordance with current policy.

     4. In accordance with her existing and continuing obligations to the Company, Employee agrees to return to the Company, on or before her Separation Date, all Company property or copies thereof, including, but not limited to, files, records, computer access codes, computer programs, keys, card key passes, instruction manuals, documents, business plans, computers of any kind (except her Gateway PC which she shall be permitted to retain provided she first permits Gateway personnel to remove any Gateway information from the hard-drive and any floppy disks), software, and other property (except for Employee’s Company provided mobile telephone, facsimile machine, Blackberry, and printer which Employee shall be permitted to retain), which she received or prepared or helped to prepare in connection with her employment with the Company (collectively “Company Property”). Employee further agrees that this Agreement constitutes an assignment to the Company of all right, title and interest in such Company Property, and any other inventions, discoveries or, to the extent she owns the rights, works of authorship created by Employee during the course of her employment.

     5. Employee affirms her obligation not to personally use or disclose Gateway Confidential Information to any third party, except pursuant to legal process (provided that in the case of legal process Employee first notifies Gateway in advance of any disclosure such that Gateway has an opportunity to oppose disclosure). As used in this Agreement, the term “Confidential Information” means all information including, but not limited to, technical or non-technical data, formulas, computer programs, devices, methods, techniques, drawings, processes, methods of manufacture, financial data, personnel data, customer specific information, production and sales information, supplier specific information, cost information, and marketing plans and strategies, which is (a) disclosed to or known by Employee as a consequence of or through his employment with Gateway and (b) not generally known to persons, corporations, organizations or others outside of Gateway. The parties agree that inventions or discoveries by Employee during or following the Agreement Period will not be considered Gateway Confidential Information or Gateway property, except where such inventions or discoveries are based, directly or indirectly and in whole or in part, on Gateway Confidential Information as defined in this Paragraph 5.

     6. Employee agrees to keep this Agreement confidential and not to disclose its contents to anyone except her lawyer, her immediate family, her health care professional, her financial consultant, her tax advisor or a prospective employer (and then only after informing such individuals that said information is confidential and should not be disclosed to others), or pursuant to legal process (provided that Employee first notifies Gateway of the legal process in advance of any disclosure such that Gateway has an opportunity to oppose disclosure). The prohibition against disclosure provided for in this Paragraph 6 shall not apply to the extent that Gateway has itself disclosed the Agreement or any term in the Agreement, but only to the extent of the specific disclosure.

     7. Employee agrees that she will not in any public forum (i.e., lectures, to the media, in published articles, to analysts, or in comparable public forums) or, with intent to damage the Company or its directors, officers or employees, in private conversations (i.e., social settings, etc.) criticize, disparage, denigrate, or speak adversely of, or disclose negative information about, the operations, management, or performance of the Company or about any director, officer, employee or agent of the Company. The intent of this Paragraph 7 is to ensure that Employee does not say or do anything that damages or impairs, or might damage or impair, in any way the business organization, goodwill, or reputation of the Company or any of its directors, officers, employees or agents.

     On its part, the Company agrees that neither it officially nor the Chief Executive Officer nor any Senior Vice President of the Company, in such position on November 5, 2001, will disparage or defame, or encourage others to disparage or defame, Employee to any third party; provided, however, that nothing in this Paragraph will prohibit them from discussing Employee among themselves, with outside counsel or financial advisors, or with other Gateway officers or employees in connection with Gateway business matters.

     8. Employee agrees that for a period of one (1) year following her Separation Date, she will not personally, either directly or indirectly (including on behalf of herself or on behalf of any entity with which Employee is or becomes affiliated), (i) solicit (or otherwise interfere with Gateway’s business relationships with) any of Gateway’s business customers with respect to the sale of personal computers, computer related peripherals, digital information appliances including, without limitation, or hand held personal digital assistance devices; (ii) recruit, solicit, induce or attempt to induce, or encourage others to recruit, solicit or induce, any employee of Gateway to terminate their employment with, or otherwise cease their relationship with Gateway; or (iii) hire any then current employee of Gateway. Nothing contained in this Section 8 shall prevent Employee from providing a reference to or on behalf of a Gateway employee, provided that such employee is not being hired by Employee’s employer.

     9. Employee understands and agrees that a material violation of Paragraphs 2, 4, 5, 7, or 8 of this Agreement will be considered a material breach of this Agreement. Employee acknowledges and agrees that irreparable harm would result from any material breach by Employee of the covenants contained in Paragraphs 2, 4, 5, 7, or 8 of this Agreement and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, the parties agree that injunctive relief in favor of Gateway would be proper. Employee further agrees, in addition to any other relief that may be directed by a court of competent jurisdiction and upon a finding of a material breach, to promptly return to Gateway $500,000, representing a portion of the total consideration received under Section 1 of this Agreement..

     10. Employee acknowledges that there are various state, local and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act (“ADA”); the Employee Retirement Income Security Act (“ERISA”); the Workers Adjustment and Retraining Notification Act (“WARN”); 42 U.S.C. Section 1981; the California Fair Employment and Housing Act, etc., as each may have been amended, and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. Employee hereby waives and releases any rights she may have under these or any other laws with respect to his employment and termination of employment at the Company and acknowledges that the Company has not (a) discriminated against her, including on the basis of age, (b) breached any contract with her, (c) committed any civil wrong (tort) against her, or (d) otherwise acted unlawfully toward her.

     Employee also waives any right to become, and promises not to consent to become, a member of any class in a case in which claims are asserted against any Releasee (as defined in Paragraph 11 hereof) that are related in any way to his employment or the termination of her employment with Gateway, and that involve events which have occurred as of the date of this Agreement (defined to mean the date on which Employee signs this Agreement). If Employee, without her prior knowledge and consent, is made a member of a class in any proceeding, she will opt out of the class at the first opportunity afforded to her after learning of her inclusion. In this regard, Employee agrees that she will execute, without objection or delay, an “opt-out” form presented to her either by the court in which such proceeding is pending or by counsel for any Releasee who is made a defendant in any such proceeding.

     11. Employee, on behalf of herself and her heirs, executors, administrators, successors and assigns, hereby unconditionally releases and discharges Gateway, and its subsidiaries, successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees as well as any benefit plan and its fiduciaries and insurors (collectively “Releasees” and individually “Releasee”) from all known and unknown claims (including claims for attorneys’ fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that she ever had, may now have, or may later assert against any Releasee, arising out of or related to her employment with Gateway. To the fullest extent permitted by law, this release includes, but is not limited to: (a) claims arising under the ADEA, the Older Workers Benefit Protection Act, the WARN Act, the ERISA, the Family and Medical Leave Act of 1993, the ADA, the California Fair Employment and Housing Act, and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of Employee’s employment with or termination from Gateway; (b) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (c) claims under any federal, state or local constitutions, statutes, rules or regulations; (d) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (e) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by Employee or on her behalf against any Releasee, which Employee agrees to immediately dismiss with prejudice.

-10- (For employees working in California) Section 1542 of the Civil Code of the State of California states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

     Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releasees with respect to claims in California as well as all other jurisdictions, Employee expressly acknowledges that this Release is intended to include not only claims that are known, anticipated or disclosed, but also claims that are unknown, unanticipated and undisclosed.

     This Paragraph 11 shall not serve as a release of rights under or preclude Employee from filing suit to enforce the provisions of this Agreement, including her right to indemnification under (i) the Company’s Directors and Officers liability insurance policy and (ii) the Company’s by-laws.

     12. Except as provided in Section 11, Employee agrees not to bring any action, suit or administrative proceeding contesting the validity of this Agreement or attempting to negate, modify or reform it, nor to sue any Releasee for any reason arising out of her employment. If Employee breaches either Paragraph 11 or 12 hereof, Employee shall (i) promptly return to Gateway all consideration received hereunder (meaning the amount and/or benefits referred to in Section 1 of this Agreement), except for $25,000; and (ii) pay any Releasee all of their reasonable attorneys’ fees and costs incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom, provided Gateway is the successful party. Employee agrees to pay such fees and costs within thirty (30) days of final award. With respect to this Paragraph 12, if Employee is the successful party, Gateway will pay Employee his reasonable attorneys’ fees and costs incurred in such action, suit, or other proceeding, including all appeals or petitions therefrom. This Paragraph 12 is not intended to limit Employee from instituting legal action for the sole purpose of enforcing this Agreement or from filing a charge with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission; provided however, that employee expressly waives and relinquishes any rights she might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date Employee signed this Agreement. This Paragraph 12 is also not intended to apply to any action brought solely under the ADEA, as amended, including any action contesting the validity of this Agreement or attempting to negate, modify, or reform it, except insofar as application of this Paragraph 12 to the ADEA action would not violate federal law.

     13. In the event that any one or more of the provisions contained herein is for any reason held to be unenforceable in any respect under the law of any state or of the United States of America, such unenforceability will not affect any other provision of this Agreement, but, with respect only to the jurisdiction holding the provision to be unenforceable, this Agreement will then be construed as if such unenforceable provision or provisions had never been contained herein.

     14. The construction, interpretation and performance of this Agreement will be governed by the laws of the State of Delaware, without regard to its conflict of laws rule. In the event a court of competent jurisdiction declines to apply Delaware law, despite the parties election of Delaware law, the parties agree that the law of the state in which the Employee is working on his Separation Date shall control, without regard to its conflict of laws rule.

     15. This Agreement contains the entire agreement between the Company and Employee and fully supersedes all prior agreements or understandings pertaining to the subject matter hereof, except for Sections 6 and 7 of the Non-Compete, Non-Disclosure and Intellectual Property agreement (“Non-Compete”) which Employee signed at the time of hire and which sections the parties agree shall remain in full force and effect except with respect to the last sentence of Section 6 which the parties agree shall be amended to delete the words “or within one (1) year of your termination of employment”. Employee represents and acknowledges that in executing this Agreement she has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasee’s agents, representatives or attorneys with regard to the subject matter of this Agreement.

     16. Employee understands that, pursuant to the Older Workers Benefit Protection Act, she has the right to (and should) consult with an attorney before signing this Agreement, she has twenty-one (21) days to consider the Agreement before signing it and she may revoke the Agreement within seven (7) calendar days after signing it. Revocation can be made by delivering a written notice of revocation to: Jack Van Berkel, Senior Vice President, Human Resources, Gateway, Inc., 14303 Gateway Place, Poway, CA. The parties agree that the 21 day review period commenced on November 5, 2001 and that Employee waives any right to have the 21 day review period restarted as a consequences of revisions to the initial draft of this Agreement.

     17. Employee represents that she has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency that involves him or other present or former Company employees, other than those, if any, reported by Employee to the Gateway Law Division.

     BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE, EMPLOYEE STATES THAT;

a)	SHE HAS READ IT AND HAS HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

b)	SHE UNDERSTANDS IT AND KNOWS THAT SHE IS GIVING UP IMPORTANT RIGHTS;

c)	SHE ACCEPTS ITS TERMS;

d)	SHE IS AWARE OF HIS RIGHT TO (AND THAT HE SHOULD) CONSULT AN ATTORNEY BEFORE SIGNING IT AND HAS DONE SO; AND

e)	SHE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

—————————————— Susan B. Parks Date: ——————————————

Gateway, Inc. By: —————————————— Date: ——————————————